Exhibit 10.6

GARMIN LTD.

2005 EQUITY INCENTIVE PLAN

as amended and restated on October 21, 2016

RESTRICTED STOCK UNIT AWARD AGREEMENT

(For Canadian Grantees)

To:        _______________________ (“you” or the “Grantee”)

Date of Grant:     _______________________

Notice of Grant:

You have been granted restricted stock units (“RSUs”) relating to the registered shares, CHF 0.10 par value per share, of Garmin Ltd. (“Shares”) subject to the terms and conditions of the Garmin Ltd. 2005 Equity Incentive Plan, as amended and restated effective October 21, 2016 (the “Plan”) and the Award Agreement between you and Garmin Ltd. (the “Company”), attached as Exhibit A. Accordingly, provided you satisfy the conditions set forth in this Notice of Grant and Exhibit A, the Company agrees to pay you Shares as follows:

Number of RSUs Granted	Dates Payable	Date Grantee Must Be Employed To Receive Award

__________ Shares	__________, 2016	______________, 2016
__________ Shares	__________, 2017	______________, 2017
__________ Shares	__________, 2018	______________, 2018

In order to fully understand your rights under the Plan (a copy of which is attached) and the Award Agreement (the “Award Agreement”), attached as Exhibit A, you are encouraged to read the Plan and this document carefully. Please refer to the Plan document for the definition of capitalized terms used in this Agreement.

To properly accept these RSUs, you must click the “Accept” button. Acceptances shall be made electronically within ten (10) days of your receipt of this Notice and Award Agreement. By accepting these RSUs, you are also agreeing to be bound by Exhibit A, including the restrictive covenants in Section 6 of Exhibit A.

GARMIN LTD.

By:
Name:	Clifton A. Pemble
Title:	President and CEO

EXHIBIT A

AGREEMENT:

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration paid by the Grantee to the Company, the Grantee and the Company agree as follows:

Section 1.          Incorporation of Plan

All provisions of this Award Agreement and the rights of the Grantee hereunder are subject in all respects to the provisions of the Plan and the powers of the Board therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

Section 2.          Grant of Restricted Stock Units

As of the Date of Grant identified above, the Company grants to you, subject to the terms and conditions set forth herein and in the Plan, the opportunity to receive that number of unrestricted Shares identified below the heading “Number of RSUs Granted” on the Notice of Grant (the “RSUs”). Provided you are employed (and at all times since the Date of Grant have been employed) by the Company on a Full-Time Basis (which, for purposes of this Award Agreement, means regularly scheduled to work 30 hours or more per week) and unless your right to receive the RSUs has been forfeited pursuant to Section 3 below, then (subject to Section 12 below) you will be paid a number of unrestricted Shares equal to the aggregate number of your remaining RSUs on the dates above identified below the heading “Dates Payable” on the Notice of Grant. If a date under “Dates Payable” is a Saturday or Sunday or any other non-business day, then the Shares payable to you on that date will be paid to you on the next business day. For purposes of this Agreement, except where the Board otherwise determines, a Grantee who, immediately before taking a Company-approved leave of absence, was employed on a Full-Time Basis will be considered employed on a Full-Time Basis during the period of such Company-approved leave.

Section 3.          Effect of Termination of Affiliation or Cessation as Full-Time Employee

If you have a Termination of Affiliation or cease to be employed on a Full-Time Basis for any reason, including termination by the Company with or without Cause (as defined below in this Section 3) voluntary resignation, change in employment status from full-time to part-time, death, or Disability, the effect of such Termination of Affiliation or ceasing to be employed on a Full-Time Basis on all or any portion of the RSUs is as provided below.

(a)	If you have a Termination of Affiliation on account of death or Disability, your RSUs that were forfeitable immediately before such Termination of Affiliation, if any, shall thereupon become nonforfeitable and the Company shall, promptly settle all RSUs by delivery to you (or, after your death, to your personal representative or designated beneficiary) a number of unrestricted Shares equal to the aggregate number of your remaining RSUs;

(b)	If you have a Termination of Affiliation during the period (“Change of Control Period”) commencing on a Change of Control and ending on the first anniversary of the Change of Control, which Termination of Affiliation is initiated by the Company or a Subsidiary other than for Cause, or initiated by the Grantee for Good Reason, then your RSUs that were forfeitable shall thereupon become nonforfeitable and the Company shall immediately settle all RSUs by delivery to you a number of unrestricted Shares equal to the aggregate number of your remaining RSUs;

(c)	If you have a Termination of Affiliation for Cause or for any reason other than for, death or Disability, or under the circumstances described in immediately above in Section 3(b), your RSUs, to the extent forfeitable immediately before such Termination of Affiliation, shall thereupon automatically be forfeited and you shall have no further rights under this Award Agreement;

(d)	If you cease to be employed on a Full-Time Basis for any reason other than for death or Disability, your RSUs, to the extent forfeitable immediately before such cessation of employment on a Full-Time Basis, shall thereupon automatically be forfeited and you shall have no further rights under this Award Agreement;

(e)	Notwithstanding the definition of “Cause” set forth in the Plan, for purposes of this Award Agreement, the term “Cause” means, without in any way limiting its definition under common law (which is expressly included in this definition), any improper conduct by you which is materially detrimental to the Company or any Subsidiary including, but not limited to:

1.	Your conviction of, or a plea of guilty to, any indictable offence or other crime that involves fraud, dishonesty or moral turpitude;

2.	Any willful action or omission by you which would constitute grounds for immediate dismissal under the employment policies of the Company or the Subsidiary by which you are employed, including but not limited to intoxication with alcohol or illegal drugs while on the premises on the Company or any Subsidiary, or any violation of applicable sexual harassment laws or the internal sexual harassment policy of the Company or the Subsidiary by which you are employed;

3.	Your habitual neglect of duties, including but not limited to, repeated unauthorized absences from work without reasonable excuse; or

4.	Your willful or intentional material misconduct in the performance of your duties that results in financial detriment to the Company or any Subsidiary.

Section 4.          Investment Intent

The Grantee agrees that the Shares acquired pursuant to the vesting of one or more tranches of RSUs shall be acquired for his/her own account for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the “1933 Act”) or other applicable securities laws. If the Board so determines, any share certificates issued pursuant to this Award Agreement shall bear a legend to the effect that the Shares have been so acquired. The Company may, but in no event shall be required to, bear any expenses of complying with the 1933 Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification, or transfer, as the case may be, of this Award Agreement or any Shares acquired hereunder. The foregoing restrictions on the transfer of the Shares shall be inoperative if (a) the Company previously shall have been furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not involve any violation of the 1933 Act and other applicable securities laws or (b) the Shares shall have been duly registered in compliance with the 1933 Act and other applicable state or federal securities laws. If this Award Agreement, or the Shares subject to this Award Agreement, are so registered under the 1933 Act, the Grantee agrees that he will not make a public offering of the said Shares except on a national securities exchange on which the common shares of the Company are then listed.

The Grantee also acknowledges and agrees that the Shares acquired pursuant to the vesting of one or more tranches of RSUs will not be able to be transferred or resold in Canada pursuant to the securities legislation of the Provinces and Territories of Canada except in accordance with limited exemptions under applicable securities legislation and regulatory policy and compliance with the other requirements of applicable law.

Section 5.          Nontransferability of RSUs

No rights under this Award Agreement relating to the RSUs may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, including, unless specifically approved by the Company, any purported transfer to a current spouse or former spouse in connection with a legal separation or divorce proceeding. All rights with respect to the RSUs granted to the Grantee shall be available during his or her lifetime only to the Grantee.

Section 6.          Restrictive Covenants

As a condition of this Award Agreement, the Grantee’s right to the RSUs, and in addition to any restrictive agreements the Grantee may have entered into with the Company, the Grantee accepts and agrees to be bound as follows:

(a)	Nondisclosure of Award Agreement Terms. The Grantee agrees not to disclose or cause to be disclosed at any time, nor authorize anyone to disclose any information concerning this Award Agreement except (i) as required by law, or (ii) to the Grantee’s legal and financial advisors who agree to be bound by this Paragraph 6(a).

(b)	Noncompetition. During the Grantee’s employment and until one year after the Grantee ceases being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, the Grantee will not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in (whether as a shareholder, partner, member, director, officer, employee, agent, consultant, or in any other capacity) any company or organization with activities, products or services involving:

1.	Personal and team activity monitoring systems, including speed, distance and cadence monitoring systems, motion analysis systems and associated watch displays and other displays and heart rate monitoring systems and associated watch displays and other displays and prosthetics monitoring and control systems; or

2.	Wireless communications systems and protocols designed for low power applications;

in any province, state or country in which the Company or any Subsidiary conducts business (or, to the knowledge of the Grantee any additional location in which the Company or any Subsidiary intends to conduct business).

Nothing in this Section 6(b) shall, however, restrict the Grantee from making an investment in and owning up to one-percent (1%) of the common stock of any company whose stock is listed on a national securities exchange or actively traded in an over-the-counter market; provided that such investment does not give the Grantee the right or ability to control or influence the policy decisions of any direct competitor of the Company or a Subsidiary.

(c)	Noninterference. During the Grantee’s employment and until one year after the Grantee ceases being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, the Grantee will not, either directly or indirectly through another business or person, solicit, entice away, or otherwise interfere with any employee, customer, prospective customer, vendor, prospective vendor, supplier or other similar business relation or (to the Grantee’s knowledge) prospective business relation of the Company or any Subsidiary.

(d)	Nonsolicitation. During the Grantee’s employment and until one year after the Grantee ceases being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, the Grantee will not, either directly or indirectly through another business or person, hire, recruit, employ, or attempt to hire, recruit or employ, or facilitate any such acts by others, any person then currently employed by the Company or any Subsidiary.

(e)	Confidentiality. The Grantee acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their businesses, operations, employees and customers (“Confidential Information”). The Grantee recognizes that the Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. The Grantee shall not at any time disclose or authorize anyone else to disclose any Confidential Information or proprietary information that (A) is disclosed to or known by the Grantee as a result or as a consequence of or through the Grantee’s performance of services for the Company or any Subsidiary, (B) is not publicly or generally known outside the Company and (C) relates in any manner to the Company’s business. This obligation will continue even though the Grantee’s employment with the Company or a Subsidiary may have terminated. This paragraph 6(e) shall apply in addition to, and not in derogation of any other confidentiality agreements that may exist, now or in the future, between the Grantee and the Company or any Subsidiary.

(f)	No Detrimental Communications. The Grantee agrees not to disclose or cause to be disclosed at any time any untrue, negative, adverse or derogatory comments or information about the Company or any Subsidiary, about any product or service provided by the Company or any Subsidiary, or about prospects for the future of the Company or any Subsidiary.

(g)	Remedy. The Grantee acknowledges the consideration provided herein (absent the Grantee’s agreement to this Section 6) is more than the Company is obligated to pay, and the Grantee further acknowledges that irreparable harm would result from any breach of this Section and monetary damages would not provide adequate relief or remedy. Accordingly, the Grantee specifically agrees that, if the Grantee breaches any of the Grantee’s obligations under this Section 6, the Company and any Subsidiary shall be entitled to injunctive relief therefor, and in particular, without limiting the generality of the foregoing, neither the Company nor any Subsidiary shall be precluded from pursuing any and all remedies they may have at law or in equity for breach of such obligations. In addition, this Award Agreement and all of Grantee’s right hereunder shall terminate immediately the first date on which the Grantee engages in such activity and the Board shall be entitled on or after the first date on which the Grantee engages in such activity to require the Grantee to return any Shares obtained by the Grantee’s upon vesting of any RSUs to the Company and to require the Grantee to repay any proceeds received at any time from the sale of Shares obtained by the Grantee pursuant to the vesting of any RSUs (plus interest on such amount from the date received at a rate equal to the prime lending rate as announced from time to time in The Wall Street Journal) and to recover all reasonable attorneys’ fees and expenses incurred in terminating this Award Agreement and recovering such Shares and proceeds.

Section 7.          Status of the Grantee

The Grantee shall not be deemed a shareholder of the Company with respect to any of the Shares subject to this Award Agreement until such time as the underlying Shares shall have been issued to him or her. The Company shall not be required to issue or transfer any certificates for Shares pursuant to this Award Agreement until all applicable requirements of law have been complied with and such Shares shall have been duly listed on any securities exchange on which the Shares may then be listed. Grantee (i) is not entitled to receive any dividends or dividend equivalents, whether such dividends would be paid in cash or in kind, or receive any other distributions made with respect to the RSUs and (ii) does not have nor may he or she exercise any voting rights with respect to any of the RSUs, in both cases (i) and (ii) above, unless and until the actual Shares underlying the RSUs have been delivered pursuant to this Award Agreement.

Section 8.          No Effect on Capital Structure

This Award Agreement shall not affect the right of the Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

Section 9.          Adjustments

Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Shares effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination or other change in the corporate structure of the Company affecting the Shares, the aggregate number and class of Shares subject to this Award Agreement shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change; provided, however, that any fractional share resulting from such adjustment shall be eliminated. In the event of a dispute concerning such adjustment, the decision of the Board shall be conclusive.

Section 10.       Amendments

This Award Agreement may be amended only by a writing executed by the Company and the Grantee which specifically states that it is amending this Award Agreement; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided therein. Except as otherwise provided in the Plan, no such amendment shall materially adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s consent.

Section 11.       Board Authority

Any questions concerning the interpretation of this Award Agreement, any adjustments required to be made under Sections 9 or 10 of this Award Agreement, and any controversy which arises under this Award Agreement shall be settled by the Board in its sole discretion.

Section 12.       Withholding

Notwithstanding Article 14 of the Plan, this Section 12 will apply to the Company’s withholding obligations related to this Award Agreement. At the time the RSUs are delivered to you pursuant to this Award Agreement, the Company will be obligated to pay withholding taxes on your behalf. Accordingly, and at the Company’s discretion, such Federal, Provincial, local or foreign withholding tax requirements may be satisfied by you providing specific written authorization to deduct, from any earnings owed or accruing to you, the appropriate sum of money required for such withholding or remittance or, at the Company’s discretion, such withholdings may be satisfied by reducing the number of RSUs delivered to you. In the event of your neglect or refusal to provide the Company with your personal authorization in writing to deduct the appropriate withholdings from your earnings, the Company shall have no obligation to deliver the relevant RSUs to you. If the Company reduces the number of RSUs deliverable to you and less than the full value of an RSU is needed to satisfy any applicable withholding taxes, the Company will distribute to you the value of the remaining fractional share in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSU.

Section 13.       Notice

Whenever any notice is required or permitted hereunder, such notice must be given in writing by (a) personal delivery, or (b) expedited, recognized delivery service with proof of delivery, or (c) United States Mail, postage prepaid, certified mail, return receipt requested, or (d) telecopy or email (provided that the telecopy or email is confirmed). Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, sent to the intended addressee, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Grantee may change, at any time and from time to time, by written notice to the other, the address specified for receiving notices. Until changed in accordance herewith, the Company’s address for receiving notices shall be Garmin Ltd., Attention: General Counsel, Mühlentalstrasse 2, 8200 Schaffhausen, Switzerland. Unless changed, the Grantee’s address for receiving notices shall be the last known address of the Grantee on the Company’s records. It shall be the Grantee’s sole responsibility to notify the Company as to any change in his or her address. Such notification shall be made in accordance with this Section 13.

Section 14.        Severability

If any part of this Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Award Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid. Additionally, if any of the covenants in Section 6 are determined by a court to be unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision as the case may be, so as to cause such covenant, as so modified, to be enforceable.

 Section 15.      Binding Effect

This Award Agreement shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

Section 16.       Governing Law

This Award Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Kansas without giving effect to the principles of the Conflict of Laws to the contrary.